Contact:

Deanne Eagle - Media Relations	917.837.5866
Susan Roush - Investor Relations	747.222.7012

FIRST PATIENT TREATED IN PHASE II OF NEURALSTEM ALS STEM CELL TRIAL

ROCKVILLE, MD, September 10, 2013 -- Neuralstem, Inc. (NYSE MKT: CUR) announced that the first patient was treated in its Phase II trial using NSI-566 spinal cord-derived neural stem cells in the treatment of amyotrophic lateral sclerosis (ALS or Lou Gehrig’s disease) at Emory University Hospital in Atlanta, Georgia. The Phase II dose escalation and safety trial, taking place at Emory and at the University of Michigan Health System, is designed to treat up to 15 patients in five different dosing cohorts. All of the patients will be ambulatory and reside within the geographic region of the research center where they will participate. The first 12 patients will receive injections in the cervical region of the spinal cord only, where the stem cells could help preserve breathing function. The final three patients will receive both cervical and lumbar injections. The dose will also increase in both number of injections and cells per injection throughout the trial. In Phase I, the trial progressed to a maximum of 15 injections of 100,000 cells each. In Phase II, the trial will advance up to a maximum of 40 injections and up to 400,000 cells per injection.

“The primary goal of our Phase II trial is identify the maximum-safe tolerated dose,” said Karl Johe, PhD, Neuralstem’s Chairman of the Board and Chief Scientific Officer. “We also hope to transplant all of the patients in the trial by the completion of the second quarter of 2014. We are focused on cervical injections in this trial, which is the region of the spine that controls the breathing function, and where we believe we can have the strongest influence on the patients’ quality of life and longevity.”

Patients seeking information on the trial should contact the relevant center. For the University of Michigan Health System, please visit: https://umclinicalstudies.org/HUM00072488. For Emory Healthcare, please call (404) 778-7777.

About Neuralstem

Neuralstem’s patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem’s NSI-566 spinal cord-derived stem cell therapy is in an FDA-approved Phase II clinical trial for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig’s disease. Neuralstem has been awarded orphan status designation by the FDA for its ALS cell therapy.

In addition to ALS, the company is also targeting major central nervous system conditions with its NSI-566 cell therapy platform, including spinal cord injury, ischemic stroke and glioblastoma (brain cancer). The company has received FDA approval to commence a Phase I safety trial in chronic spinal cord injury.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain’s capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions.  The company is conducting a Phase Ib safety trial evaluating NSI-189, its first neurogenic small molecule compound, for the treatment of major depressive disorder (MDD). Additional indications could include traumatic brain injury (TBI), Alzheimer’s disease, and post-traumatic stress disorder (PTSD).

For more information, please visit www.neuralstem.com or connect with us on Twitter, Facebook and LinkedIn

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem’s periodic reports, including the annual report on Form 10-K for the year ended December 31, 2012 and the Form 10-Q for the period ended June 30, 2013.

# # #